Exhibit 99.1

MYnd Analytics Provides Business Update

Newly Appointed CEO Patrick Herguth Summarizes Recent Milestones and Outlook

Mission Viejo, CA, February X, 2019 –MYnd Analytics, Inc. (NASDAQ: MYND), a predictive analytics company aimed at improving the delivery of mental health through the combination of telemedicine and data analytics, today provided the following business update and letter to shareholders from the Company’s CEO, Patrick Herguth. The Company also reported it has filed its quarterly report on Form 10-Q for the period ending December 31, 2018, which is available at: www.sec.gov.

Recent highlights:

●	Appointed senior industry executive Patrick Herguth as Chief Executive Officer and Board Member

●	Announced merger and spin-off transaction with Emmaus Life Sciences

●	Awarded federal supply schedule by the U.S. General Services Administration to provide healthcare IT services to the federal government

●	Awarded subcontract to support suicide prevention for the U.S. Department of Health and Human Services

●	Successfully completed a pilot program with a leading web-based behavioral healthcare company serving millions of members; expanding program to dozens of clinics across several states

●	Inbound call volume for EAP services increased by 189% from fiscal Q1 2018 to fiscal Q1 2019

●	Deploying a new tele-behavioral health focused electronic health record (EHR) system that will allow clinics to directly schedule appointments with Arcadian physicians and provide a secure video connection all within a single application

●	Credentialed 199 new clinicians to be a part the Arcadian network between October 2017 and December 2018

●	Growing enrollment in New Jersey Blue Cross Blue Shield paid pilot program in partnership with COTA, Inc. and Hackensack Meridian Health

●	Walter Reed PEER™ trial expanding to include a large, private provider as an investigator partner

●	Expanding the clinical trial with the Canadian Armed Forces and University of Ottawa

Patrick Herguth, CEO of MYnd, stated, “We are off to a very auspicious start in 2019. Having recently joined the company in December of 2018, I have spent the last month conducting an extensive bottom-up review of the business with management, the board, customers, potential customers, and strategic partners. I have been tasked with evaluating the business and developing a plan that grows revenue and reduces losses, while delivering on our mission to assist practitioners in delivering better access to behavioral health services and practices.

A year ago, MYnd acquired Arcadian Telepsychiatry Services, LLC (“Arcadian”), which provides a suite of complementary telemedicine services that can be combined with PEER™ (Psychiatric EEG Evaluation Registry), including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. In the upcoming year we intend to both expand products and services within our current Arcadian client base, while continuing to win new business. For example, one of our partners is a leading web-based behavioral healthcare company that serves millions of members and offers extensive behavioral health resources. We have successfully completed a pilot program at 12 of their primary care clinics to provide tele-behavioral health, including psychiatric services, and are in the process of expanding this on a broad scale to dozens of clinics across several states. This program is an excellent example of our ability to develop solutions that are tailored for a partner’s specific tele-behavioral health needs.

We are also seeing rapid expansion of our EAP services. Our inbound call volume for these services has increased by 189% from fiscal Q1 2018 to fiscal Q1 2019. In addition, we are exploring the opportunity to create a Virtual Intensive Outpatient (VIOP) program for patients in substance abuse programs. This is a program that we expect will provide scale to our business as these sessions can be delivered in a virtual group therapy setting.

To support the growth in the Arcadian business we are focusing on our internal operations. We are launching several projects that we believe will enable us to scale rapidly and improve our operating margins. One of our larger projects is the deployment of a new tele-behavioral health focused electronic health record (EHR) system that will allow clinics to directly schedule appointments with Arcadian physicians and provide a secure video connection all within a single application. Our practitioner recruiting efforts are also ramping up and we have credentialed 199 clinicians to be a part the Arcadian network between October 2017 and December 2018. Recruiting will remain a key focus area for our team to ensure we have the capacity to meet our client demands.

We are in an exciting area, as evidence by companies such as Teladoc, MD Live and American Well and believe our expertise in behavioral medicine gives us advantageous positioning within the telemedicine arena.

On the augmented intelligence side of the business, we are gaining traction with PEERTM, a predictive analytics decision support tool that provides information to help physicians reduce trial and error treatment for behavioral health conditions. PEER provides the physician a personalized care report with treatment analysis based on a patient’s unique brain markers, reducing treatment time and treatment costs. We hope to continue to penetrate new markets with pilot programs so that PEER can be used as a tool to assist physicians as they combat the rising incidence of suicides and expand on trials to reaffirm the benefits of this clinical system.

Our New Jersey Blue Cross Blue Shield paid pilot program in partnership with COTA, Inc. and Hackensack Meridian Health continues to grow enrollment. The Walter Reed PEER trial is being expanded to include a large, private provider as an investigator partner, which should allow us to increase the patient data in the study. The clinical trial with the Canadian Armed Forces and University of Ottawa is also being expanded to include patients from a new facility allowing us to increase our study participants and accelerate the study schedule. These are both randomized controlled studies that will augment our already published clinical data on the effectiveness of PEER versus current standard of care treatment.

I am also pleased to report, we were recently awarded a Federal Supply Schedule (FSS) contract as a government supplier. Under the contract, we may offer Healthcare Information Technology services to federal government departments and agencies related to our Psychiatric EEG Evaluation Registry, including the Department of Defense and the United States Department of Veterans Affairs facilities nationwide. This contract adds MYnd’s data analysis services to the range of treatment support tools for clinicians in the federal health care system. We see this as an important market, as the Veterans Health Administration alone encompasses more than 1,400 sites of care, serving almost nine million veterans each year.

Lastly, we are very excited about the merger agreement we announced in a press release and Form 8-K on January 7th, 2018 that will result in current MYnd securityholders owning approximately 5.9% of the surviving commercial-stage biopharmaceutical company, Emmaus Life Sciences, Inc. (“Emmaus”), which is engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. Its lead prescription product, Endari, demonstrated positive clinical results in a completed Phase 3 clinical trial for sickle cell disease and received FDA approval in July 2017.  Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older. The results of the trial were published in The New England Journal of Medicine on July 19th, 2018.  Endari is the first approved medication (FDA approved) for sickle cell disease in almost 20 years.

Emmaus launched Endari in the United States in early 2018 and has experienced strong market uptake.  Endari is reimbursable by the Centers for Medicare and Medicaid Services, and every state provides coverage for Endari for outpatient prescriptions to all eligible Medicaid enrollees within their state Medicaid programs. Additionally, Emmaus has distribution agreements in place with the nation’s leading distributors, making Endari available to selected pharmacies nationwide. Emmaus has received Orphan Drug designation from the FDA which provides protection from competition in the United States. While there are only around 100,000 cases of sickle cell disease in the United States1, there are over 20 million cases worldwide2, which represents a $3 billion global market3. Emmaus management also believes the platform technology has the potential to address other clinical indications such as diverticulosis.

1 https://www.cdc.gov/ncbddd/sicklecell/data.html

2 https://www.hhs.gov/blog/2018/09/13/collaborative-patient-focused-approach-to-cure-sickle-cell.html

As a result of the proposed transaction, MYnd securityholders will own approximately 5.9% of the fully diluted shares of the “New Emmaus” post-closing. Presently, Emmaus is not publicly listed or traded and the value of the New Emmaus shares after the closing of the merger will ultimately be determined by the markets. We will be issuing to the shareholders and other equity holders of Emmaus, shares equal to 94.1% of the shares of the “New Emmaus” on a fully diluted basis. The final exchange ratio will be determined on a fully diluted basis. In addition, we currently intend that MYnd shareholders as of a record date (which we expect to be a day prior to the closing of the Merger) will receive new shares in connection with a spin-off of 100% of the equity in the entity that will own and operate the predictive analytics and telemedicine business, which we expect to begin trading as a new standalone company. This is subject to change as the approval process progresses.

In other words, as long as you continue to own your MYnd shares on the record date described above prior to the completion of the Merger, we expect that you will continue to own a portion of the 5.9% of Emmaus being allocated to MYnd securityholders and your allocable portion of the existing predictive analytics and telemedicine company.

Our board believes that significant value will be created for MYnd shareholders through these proposed transactions.

This should be an exciting year ahead and we look forward to updating you on our progress,” concluded Mr. Herguth.

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 40,000 outcomes for over 11,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications. To read more about the benefits of this patented technology for patients, physicians and payers, please visit: www.myndanalytics.com.

3https://www.businesswire.com/news/home/20190123005457/en/Global-Sickle-Cell-Disease-Treatment-Market-2019-2023/?feedref=JjAwJuNHiystnCoBq_hl-YorNIXXeJUidDamMzBr2lUAKMtEGtRj-e8KfM-o9q9qrCOi9QzgjCezTS3Nw_X6kJUrpSBm-Hav1w-UkdSlG3miEx88JtThI8BEp2XznrHLRzAC4_rGwOLNoA4bcgbFNw==

MYnd also operates its wholly owned subsidiarity Arcadian Telepsychiatry Services LLC which manages a suite of services including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. Arcadian utilizes patient engagement and re-engagement strategies so that care is effectively completed, helping to comfortably move inpatient care to outpatient, assisting patients in readjusting to their life routine, as well as reducing wait times for mental health treatment. Arcadian’s customer base includes major health plans, health systems, and community-based organizations.

Additional Information about the Proposed Merger between MYnd and Emmaus and Where to Find It

In connection with the previously disclosed proposed business combination involving MYnd Analytics, Inc. and Emmaus Life Sciences, Inc., MYnd and Emmaus have filed documents with the U.S. Securities and Exchange Commission (the “SEC”), including the filing by MYnd of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus, filed on February 13, 2019, and each of MYnd and Emmaus plan to file with the SEC other documents regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS OF MYND AND EMMAUS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC BY MYND AND EMMAUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting MYnd Investor Relations or Emmaus Investor Relations.

MYnd, Emmaus and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction has been included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of MYnd is also included in MYnd’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2018, as updated in MYnd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and additional information regarding the directors and executive officers of Emmaus is also included in Emmaus’ proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on August 23, 2018.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as statements regarding the commercialization of Endari and other market developments, new products and growth strategies, development in the several business initiatives for MYnd, the ability of the parties to complete the merger and related transactions, the ability of MYnd’s products to successfully produce objective data, to improve efficiency in the treatment of depression and other mental health and psychiatric illnesses, to recognize patterns, to predict outcomes and personalize medicine, to improve patient outcomes and to reduce healthcare costs, as well as those risks and uncertainties set forth in MYnd's and Emmaus’ respective filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com

6